Exhibit 99.2

Press release

Driven Brands Appoints Michael Diamond as Chief Financial Officer

CHARLOTTE, N.C., August 1, 2024 /BusinessWire/ — Driven Brands Holdings Inc. (NASDAQ: DRVN) (“Driven Brands” or the “Company”), the largest automotive services company in North America, today announced the appointment of Michael Diamond as Executive Vice President and Chief Financial Officer, effective August 9, 2024. Joel Arnao, who has served as Interim Chief Financial Officer since May 2024, will continue in his role as Senior Vice President, FP&A, Investor Relations, and Treasury.

“We are very excited to welcome Mike to the Driven team, and I look forward to partnering with him as we maintain our focus on delivering results. Mike is a proven leader who brings deep experience leading financial teams, a strong track record of successfully driving growth strategies, and M&A expertise,” said Jonathan Fitzpatrick, President and Chief Executive Officer. “We thank Joel for his dedication and outstanding contributions while serving in the interim role. As we look ahead, our entire team is committed to executing our strategic initiatives, deleveraging, and enhancing value for our shareholders.”

Diamond has extensive financial experience and multi-unit experience. Most recently, he served as the CFO of The Michaels Companies, a scaled multi-unit company. Prior to Michaels, he spent six years at Yum! Brands in senior finance leadership roles, culminating as the CFO of Pizza Hut, U.S. He started his career in private equity and spent four years at the Boston Consulting Group. Diamond received a Bachelor of Science in Business Administration from Notre Dame University and his Master of Business in Finance and Strategy from the Harvard Business School.

“I am thrilled to join the Driven Brands family during this important time in the company’s development. Driven is the clear leader in the automotive aftermarket with strong brands, distinct competitive advantages, and significant opportunities ahead in a highly fragmented and needs-based industry,” said Diamond. “I look forward to working with Jonathan and the leadership team to execute on the strategy and build upon the strong growth that Driven Brands has delivered over time.”

In a separate release issued today, the Company announced its second quarter 2024 financial results. The Company will host a conference call at 8:30 am to discuss these results; visit investors.drivenbrands.com for the full release.

About Driven Brands

Driven Brands™, headquartered in Charlotte, NC, is the largest automotive services company in North America, providing a range of consumer and commercial automotive needs, including paint, collision, glass, vehicle repair, oil change, maintenance and car wash. Driven Brands is the parent company of some of North America’s leading automotive service businesses including Take 5 Oil Change®, Take 5 Car Wash®, Meineke Car Care Centers®, Maaco®, 1-800-Radiator & A/C®, Auto Glass Now®, and CARSTAR®. Driven Brands has more than 5,000 locations across 13 countries, and services approximately 70 million vehicles annually. Driven Brands’ network generates approximately $2.3 billion in annual revenue from approximately $6.4 billion in system-wide sales.

Contacts

Shareholder/Analyst inquiries:

Dawn Francfort

ICR, Inc.

investors@drivenbrands.com

(203) 682-8200

Media inquiries:

Taylor Blanchard

taylor.blanchard@drivenbrands.com

(704) 644-8129